                                                                    EXHIBIT 99.7


                       PREFERRED STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 19, 2000, between Aames Financial Corporation, a Delaware corporation (the "Company") and Specialty Finance Partners, a Bermuda general partnership (the "Purchaser").

     WHEREAS, each of the Company and the Purchaser has determined to enter into this Agreement, pursuant to which the Purchaser has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Purchaser on the Initial Closing Date and the Additional Closing Date (each as hereinafter defined), shares of the Company's Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the Company's Certificate of Incorporation, as attached hereto as Exhibit A (the "Certificate of Incorporation"), the aggregate number of which shares to be sold and purchased pursuant to this Agreement is to be determined in accordance with Section 1 of this Agreement;

     WHEREAS, on the Initial Closing (as hereinafter defined) the Company will issue to Purchaser a warrant (the "Warrant") to purchase five million (5,000,000) shares of Series C Preferred Stock at an exercise price equal to the Purchase Price (as defined below), such Warrant to be in the form attached hereto as Exhibit B.

     WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

     SECTION 1. Initial Issuance, Sale and Delivery.

          (a) Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties hereinafter set forth, the Company shall issue, sell and deliver to the Purchaser, the number of shares of Series C Preferred Stock (such shares of Series C Preferred Stock are referred to collectively herein as the "Shares")equal to the quotient obtained by dividing (i) 50,000,000 by (ii) the lower of (x) $0.90 per share or (y) the average closing price of the Company's Common Stock, par value $0.001 per share (the "Common Stock") on the New York Stock Exchange (the "NYSE") for the five (5) days prior to the Initial Closing Date (as defined below) (the "Purchase Price").

          (b) The total aggregate purchase price for the Shares to be issued at the Initial Closing and the Additional Closing (as hereinafter defined) and the Warrant shall be Fifty Million Dollars ($50,000,000).

          (c) The purchase and sale of 40 million of the Shares (the "Initial Shares")shall occur at a time and place mutually agreed upon by the parties for such closing, which shall be the first date on which the closing conditions described in

     Sections 7 and 8 have been satisfied (the "Initial Closing Date"), and at the closing of such purchase and sale of Shares (the "Initial Closing"):

               (i) the Company shall deliver to the Purchaser certificates representing the Initial Shares (the "Initial Certificates"), duly endorsed for transfer, transferring to the Purchaser good and marketable title to such Initial Shares, free and clear of all liens and encumbrances; and

               (ii) the Initial Certificates shall be stamped or otherwise imprinted with the legend as set forth in Section 3(c); and

               (iii) the Company will issue to the Purchaser the Warrant; and

               (iv) each of the Company and Purchaser shall deliver such other documents as necessary to comply with the provisions of Sections 7 and 8 of this Agreement.

     SECTION 2. Additional Issuances, Sale and Delivery.

          (a) Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties hereinafter set forth, on the Additional Closing Date (as defined below) the Company shall issue, sell and deliver to the Purchaser the number of shares of Series C Preferred Stock equal to (i) the total number of Shares as determined in
     Section 1(a) above, minus (ii) the Initial Shares (the "Additional
     Shares").

          (b) Such sales and purchases shall occur at a time and place mutually agreed upon by the parties for such closing, if the following conditions have been met (the "Additional Closing Date"):

               (i) The Initial Closing Date shall have occurred; and

               (ii) The closing conditions in Sections 7 and 8 shall have been satisfied with respect to the Additional Shares; and

               (iii) the Company shall deliver to the Purchaser certificates representing the Additional Shares (the "Additional Certificates"), duly endorsed for transfer, transferring to the Purchaser good and marketable title to such Additional Shares, free and clear of all liens and encumbrances; and

               (iv) the Additional Certificates shall be stamped or otherwise imprinted with the legend as set forth in Section 3(c); and

               (v) each of the Company and Purchaser shall deliver such other documents as necessary to comply with the provisions of Sections 7 and 8 of this Agreement.

     SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to Purchaser as follows:

          (a) The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse affect on the Company's business.

          (b) The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and issue the Shares and to issue the Warrant, the shares of Series C Preferred Stock issuable upon the exercise of the Warrant (the "Warrant Shares") and to issue the Company's Common Stock, par value $0.001 per share (the "Common Stock") which underlies the conversion of the Shares and the Warrant Shares (the "Conversion Stock"), and to carry out and perform its obligations under the terms of this Agreement and the Warrant.

          (c) As of May 18, 2000, there were 400,000,000 shares of Common Stock authorized of which 6,212,713 shares were issued and outstanding and 29,840,133 are reserved for issuance (i) upon conversion of currently outstanding Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock") and Series C Preferred Stock, and
     (ii) under existing stock option plans, warrants and convertible debt.

          (d) As of May 18, 2000, there were 200,000,000 shares of preferred stock authorized, of which (i) 500,000 have been designated as Series A Preferred Stock, par value $0.001 per share (of which there are no shares currently issued or outstanding); (ii) 29,704,000 have been designated as Series B Preferred Stock (26,704,000 of which are issued and outstanding; none of which have been otherwise reserved for issuance); (iii) 107,122,664 have been designated as Series C Preferred Stock (20,166,600 of which are issued and outstanding; none of which have been otherwise reserved for issuance). None of shares of any of the classes of preferred stock described in this Section 2(d)are, as of the date hereof, listed on any trading exchange.

          (e) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, sale, issuance and delivery of the Shares, the Warrant, the Warrant Shares and the Conversion Stock, and the performance of all of the Company's obligations under this Agreement and the Warrant has been taken or will be taken prior to the Initial Closing or the Additional Closing, as applicable. This Agreement and the Warrant, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Shares, when issued in compliance with the provisions of this Agreement will be validly issued, fully paid and nonassessable, and will have the rights, preferences and privileges described in the Certificate of Incorporation. The Conversion Stock has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Warrant and the Certificate of Incorporation, will be validly issued, fully paid and nonassessable. The Warrant Shares shall be duly and validly reserved as of the Additional Closing Date and, when issued shall be in compliance with the provisions of this Agreement, the Warrant and the Certificate of Incorporation, and will be validly issued, fully paid and nonassessable. The Shares, the Warrant Shares and the Conversion Stock will be free of any liens or encumbrances, assuming the Purchaser takes the shares with no notice thereof, other than any liens or encumbrances created by or imposed upon the holders; provided, however, that the Shares, the Warrant Shares and the Conversion Stock are subject to restrictions on transfer under state and/or federal securities laws.

          (f) The Company is not in violation or default of any term or provision of the Certificate of Incorporation or the Company's Bylaws, as amended (the "Bylaws"), or in any material respect of any term or provision of any indebtedness, indenture, material agreement, material instrument, judgment, order or decree by which it is bound, and to its knowledge is not in violation of any statute, rule or regulation applicable to the Company where such violation would materially and adversely affect the Company. The execution and performance of the transactions contemplated by this Agreement and the Warrant and compliance with their provisions by the Company, and the issuance of the Shares, the Warrant Shares and the Conversion Stock, will not violate any applicable federal or state law, rule or regulation where such violation would materially and adversely affect the Company, and will not, in any material respect, conflict with, result in any breach of any of the terms or provisions of, or constitute a default under or require a consent or waiver under the Certificate of Incorporation or Bylaws or any indebtedness, indenture, material agreement, material instrument, judgment, order or decree by which the Company is bound.

          (g) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the Warrant, or the offer, sale or issuance of the Shares, the Warrant Shares and the Conversion Stock, or the consummation of any other transaction contemplated hereby, except: (i) the filing of a definitive Information Statement with the Securities and Exchange Commission (the "SEC") and subsequent mailing of such Information Statement at least twenty (20) calendar days prior to the Initial Closing Date pursuant to Section 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) the approval of the NYSE prior to the Initial Closing Date, or (iii) the filing of a definitive Information Statement with the SEC and subsequent mailing of such Information Statement at least twenty
     (20) calendar days prior to the Additional Closing Date pursuant to Section 14(c) of the Exchange Act.

          (h) Subject to the accuracy of the Purchaser's representations in
     Section 3 hereof, the offer, sale and issuance of the Shares, the Warrant Shares and the Conversion Stock to be issued in conformity with the terms of this Agreement or the Warrant constitute transactions exempt from the registration requirements of Section 5 of the

     Securities Act of 1933 (the "Securities Act") and is in compliance with applicable state securities laws.

          (i) Neither this Agreement nor the Warrant nor any information in any Exhibit attached hereto or otherwise furnished to Purchaser, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained herein and therein not misleading in light of the circumstance under which they were made. The Company has provided Purchaser with all the information such Purchaser has requested.

          (j) As of the respective dates all documents filed by the Company pursuant to the Exchange Act or Securities Act prior to the date hereof and including the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 to be filed on or before May 22, 2000 (the "SEC Documents"), or, in the case of registration statements as of their respective effective dates, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable. None of the SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (k) The transactions contemplated by this Agreement have been approved by at least a majority of those members of the Board of Directors who are not affiliated with the Purchaser.

          (l) The Conversion Stock, when issued, shall have rights issued pursuant to the Rights Agreement (as defined below) on a Common Stock equivalent basis.

     SECTION 4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

          (a) The Shares, the Warrant Shares and the Conversion Stock to be purchased by such Purchaser will be acquired for investment for the Purchaser's own account and not with a view to the resale or distribution of any part thereof, except in compliance with the provisions of the Securities Act, or an exemption therefrom, and in compliance with the terms of this Agreement. The Purchaser is an Accredited Investor as defined under Rule 501(a) under the Securities Act.

          (b) The Purchaser understands that the Shares, the Warrant Shares and the Conversion Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares, Warrant Shares and the Conversion Stock may be resold without registration under the Securities Act only in certain limited circumstances.

          (c) The Purchaser further agrees that each certificate representing the Shares, Warrant Shares and the Conversion Stock shall be stamped or otherwise imprinted with a legend substantially in the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SUCH SECURITIES HAVE BEEN REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

          (d) The Purchaser is a general partnership duly organized and validly existing under, and by virtue of, the laws of Bermuda and is in good standing under such laws. The Purchaser has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.

          (e) The Purchaser has all requisite legal and other power and authority to execute and deliver this Agreement and receive issuance of the Warrant, to purchase the Shares and the Warrant Shares and to carry out and perform its obligations under the terms of this Agreement and the Warrant.

          (f) All action on the part of the Purchaser, its officers, managers and members necessary for the authorization, execution, delivery and performance of this Agreement and the Warrant, purchase and receipt of the Shares, the Warrant Shares and the Conversion Stock, and the performance of all of the Purchaser's obligations under this Agreement and the Warrant have been taken or will be taken prior to the Initial Closing Date or the Additional Closing Date. This Agreement and the Warrant, when executed and delivered by the Company, shall constitute valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          (g) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement or the Warrant, or the purchase of the Shares, the Warrant Shares or the Conversion Stock, or the consummation of any other transaction contemplated hereby.

     SECTION 5. [Reserved]

     SECTION 6. Public Filings. The Purchaser hereby acknowledges receipt of the Company's filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act.

     SECTION 7. Further Assurances. The Purchaser shall, upon request of the Company, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Company to be necessary or desirable to carry out the provisions hereof.

     SECTION 8. Conditions to Closing Obligation of Purchaser. Purchaser's obligation to purchase the Shares and the Warrant on the Initial Closing Date or the Additional Closing Date, as applicable is, at the option of Purchaser, subject to the fulfillment of the following conditions:

          (a) The representations and warranties made by the Company in Section 2 hereof shall be true and correct when made, and shall be true and correct as of the Initial Closing Date or the Additional Closing Date, as applicable.

          (b) All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Initial Closing Date or the Additional Closing Date, as applicable, shall have been performed or complied with in all material respects.

          (c) The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the issuance of the Warrant.

          (d) All necessary filings specifying the rights and privileges of the Shares and the Warrant Shares shall have been filed with the Delaware Secretary of State and other relevant government entitled.

          (e) Since the date of this Agreement, there shall not have occurred
     (i) a Material Adverse Change or (ii) any change or event which is reasonably likely to have a Material Adverse Change, provided, however, that in determining whether a Material Adverse Change has occurred, there shall be excluded any matters disclosed by the Company in any SEC Document filed prior to the date hereof. For the purpose of this Agreement, a "Material Adverse Change" shall mean (i) a material adverse change in or effect with respect to the business, operations, assets, properties, financial condition, results of operations, regulatory condition or prospects of the Company and any wholly-owned subsidiary of the Company taken as a whole; or (ii) any impairment in any material respect of the Company's ability to perform any of its obligations or agreements hereunder to which it is a party or consummate the transactions contemplated hereby.

          (f) All necessary approvals or waivers have been received by the Company from the NYSE.

          (g) The Company has complied with Section 14(c) of the Exchange Act as described in Section 2(g) of this Agreement and all applicable waiting periods have elapsed prior to the Initial Closing Date or Additional Closing Date, as applicable.

          (h) The Company shall have taken all necessary action to amend the Rights Agreement, dated as of June 21, 1996, between the Company and Wells Fargo Bank (the "Rights Agreement"), pursuant to which agreement the Company issued preferred stock purchase rights to its stockholders on July 12, 1996 ("Existing Rights"), each of which Existing Rights, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $100.00 (subject to anti-dilution adjustment) so as to prevent the Existing Rights from becoming exercisable upon the consummation of the transactions contemplated hereby.

          (i) The Company shall have delivered to the Purchaser any required consent, amendment, waiver or extension, in a form acceptable to Purchaser, from any material provision in any material debt or securitization document to which the Company (or any of its subsidiaries) is a party and which material provision the Company has breached, or that the Company would breach, on or before the Initial Closing.

          (j) The Company shall have received an opinion from a nationally recognized investment banking firm that the transactions contemplated in this Agreement are fair, from a financial standpoint, to the Company and its subsidiaries.

     SECTION 9. Conditions to Closing Obligation of the Company. The Company's obligation to sell the Shares and issue the Warrant to the Purchaser on the Initial Closing Date or the Additional Closing Date, as applicable is, at the option of the Company, subject to the fulfillment of the following conditions:

          (a) The representations and warranties made by the Purchaser in
     Section 3 hereof shall be true and correct when made, and shall be true and correct as of the Initial Closing Date or the Additional Closing Date, as applicable.

          (b) All covenants, agreements and conditions contained in this Agreement and the Warrant to be performed by the Purchaser on or prior to the Initial Closing Date or the Additional Closing Date shall have been performed or complied with in all material respects.

     SECTION 10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, or overnight air courier service, or telecopy or facsimile transmission (with hard copy to follow) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Company, to Aames Financial Corporation, 2 California Plaza, 350 South Grand Avenue, Los Angeles, California 90071, Attention: General Counsel, telecopy number (323) 210-5026; and (ii) if to the Purchaser, care of Capital Z Partners, 54 Thompson Street, New York, New York 10012 or by telecopy to (212) 965-2301 with a copy to Thomas Cerabino, Esq., Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019-6099, telecopy number (212) 728-8111.

     SECTION 11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 12. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Company and the Purchaser and delivered to the Company and the Purchaser.

     SECTION 13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     SECTION 14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law principles of such State.

     SECTION 15. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns and administrators of the parties hereto, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

     SECTION 16. Enforcement. Each party agrees that irreparable damage would occur and that the other party hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches by the other party hereto of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware of in Delaware State court.

     SECTION 17. Severability. If any term or provision hereof, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable with respect to such jurisdiction, and the remainder of the terms and provisions hereof, and the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     SECTION 18. Amendment; Modification; Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     SECTION 19. Expenses. The Company hereby agrees to pay or reimburse the Purchaser and its affiliates for all reasonable out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel and investment and other advisors and consultants and expenses) incurred in connection with the transactions contemplated by this Agreement, whether incurred before or after the date hereof and whether or not such transactions contemplated hereby are made or effected. Any such amounts shall be paid or reimbursed promptly after invoicing thereof by the Purchaser which invoicing shall be accompanied by supporting detail evidencing such expenses.

     SECTION 20. Survival. The representations, warranties, covenants and agreements made herein by all parties hereto shall survive the closing of the transactions contemplated hereby.

     SECTION 21. Waivers. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default or acquiescense therein; nor shall any waiver of any such breach or default be deemed a waiver of any other breach or default theretofore or thereunder ocurring. Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, or any waiver of any part or any provision or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Company, the Purchaser have caused this Agreement to be duly executed and delivered as of the date first written above.


                                        AAMES FINANCIAL CORPORATION


                                        By:
                                            ------------------------------
                                        Name:  A. Jay Meyerson
                                        Title: Chief Executive Officer


                                        SPECIALTY FINANCE PARTNERS

                                          By its General Partner

                                          CAPITAL Z FINANCIAL SERVICES
                                            FUND II, L.P.,
                                            By its General Partner

                                            CAPITAL Z PARTNERS, L.P.,
                                              By its General Partner

                                            CAPITAL Z PARTNERS, LTD.

                                            By:
                                                ------------------------------
                                            Name:
                                            Title:

                                    EXHIBIT A

                          CERTIFICATE OF INCORPORATION

                                    EXHIBIT B

                                 FORM OF WARRANT



                                      B-1